                                   -------
                                G R A Y B A R

                           ELECTRIC COMPANY, INC.








                            INFORMATION STATEMENT












                                MAY 12, 2003

                       GRAYBAR ELECTRIC COMPANY, INC.
                           34 NORTH MERAMEC AVENUE
                           CLAYTON, MISSOURI 63105

                            --------------------
                            INFORMATION STATEMENT
                            --------------------

         This Information Statement is furnished to each holder of record of Common Stock of Graybar Electric Company, Inc. (the "Company") and each holder of a Voting Trust Certificate issued under the Voting Trust Agreement referred to below in connection with the Annual Meeting of Shareholders of the Company to be held at 9:30 A.M. on June 12, 2003 at 8000 Forsyth Boulevard, Clayton, Missouri 63105.

         The record holders of Common Stock outstanding at the close of business on April 21, 2003 will be entitled to attend and to vote at the meeting. On April 21, 2003, there were outstanding 6,020,834 shares of Common Stock. Each share is entitled to one vote.

         On April 21, 2003, 5,730,075 of the issued and outstanding shares of Common Stock of the Company, constituting 95% of the total outstanding, were held of record in the names of the Voting Trustees under the Voting Trust Agreement referred to below under "Beneficial Ownership of More Than 5% of the Outstanding Common Stock." The Voting Trustees as a group possess the voting power associated with the shares held of record under the Voting Trust Agreement but do not have the power of disposition as to such shares. Such voting power is sufficient to assure election of the persons nominated by the Board of Directors for election as directors and approval of any other matters brought before the meeting. The Voting Trustees have indicated as a group that they will vote the shares of Common Stock held by them in favor of the persons nominated by the Board of Directors for election as directors. The Voting Trust Agreement terminates on March 31, 2007, unless sooner terminated by the vote of a majority of the Voting Trustees or the vote of the holders of Voting Trust Certificates representing at least seventy-five percent of the number of shares of Common Stock deposited thereunder.

         This Information Statement will be sent to holders of Common Stock and holders of Voting Trust Certificates on or about May 12, 2003.

        ------------------------------------------------------------
                  WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                    ARE REQUESTED NOT TO SEND US A PROXY.
        ------------------------------------------------------------



                                     1

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



                    BENEFICIAL OWNERSHIP OF MORE THAN 5%
                       OF THE OUTSTANDING COMMON STOCK

         The following table sets forth certain information as of April 21, 2003, with respect to the beneficial ownership of the only person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. As previously indicated, such beneficial ownership relates solely to voting power, not the power to dispose or direct the disposition of such shares.

                      NAME AND ADDRESS
                    OF BENEFICIAL OWNER                         NUMBER OF SHARES           PERCENT OF CLASS
                    -------------------                         ----------------           ----------------
       D. E. DeSousa, L. R. Giglio, R. D. Offenbacher,
       R. A. Reynolds, Jr. and C. R. Udell, as Voting
       Trustees under a Voting Trust Agreement dated
       as of April 1, 1997
       34 North Meramec Avenue
       Clayton, Missouri 63105                                      5,730,075                     95%

                     BENEFICIAL OWNERSHIP OF MANAGEMENT

         The following table sets forth information with respect to the ownership of Voting Trust Certificates representing shares of Common Stock as of April 21, 2003 by the persons nominated by the Board of Directors for election as directors, all of whom are presently directors of the Company, and all executive officers and directors of the Company as a group. On April 21, 2003, no single director or executive officer owned beneficially more than 1% of the Voting Trust Certificates. No director or executive officer owns shares of Common Stock of record. The Voting Trustees, when acting in that capacity, as a group possess the voting power associated with approximately 95% of the outstanding shares of Common Stock but possess no power of disposition with respect to such shares as discussed under "Beneficial Ownership of More Than 5% of the Outstanding Common Stock."

NAME                                NUMBER OF SHARES        NAME                                  NUMBER OF SHARES
----                                ----------------        ----                                  ----------------
R. A. Cole.............................  4,044              R. D. Offenbacher..........................  6,573
D. E. DeSousa..........................  1,320              R. A. Reynolds, Jr. .......................  8,782
T. F. Dowd.............................  2,553              K. B. Sparks...............................  6,584
L. R. Giglio...........................  4,283              C. R. Udell................................  7,853
T. S. Gurganous........................  5,431              J. F. Van Pelt.............................  8,251
J. H. Hinshaw..........................  1,494
G. D. Hodges...........................  7,361              Executive officers and directors
J. C. Loff.............................  4,180              as a group (15 persons).................... 76,264 (1%)





                                     2

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

                                  DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

            Thirteen directors are to be elected to serve until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. The persons nominated by the Board of Directors for election as directors are named in the table below and all are presently directors of the Company. Certain additional information concerning them is set forth in the table.

                                                                                                         YEAR IN
                                                                                                          WHICH
                                                                                                         BECAME A
NAME                       AGE                    BUSINESS EXPERIENCE LAST FIVE YEARS                    DIRECTOR
----                       ---                    -----------------------------------                    --------
R. A. Cole                 53       Employed by Company in 1972;  District Vice  President  1995 to        1998
                                    2001; Group Vice President 2001 to present.

D. E. DeSousa              44       Employed by Company in 1981;  Manager,  Comm/Data Sales 1996 to        2000
                                    1998; Vice President,  Comm/Data Marketing 1998 to 2000; Senior
                                    Vice  President-Comm/Data  Business  2000 to 2001;  Senior Vice
                                    President-Sales   and  Marketing  2001  to  2003;  Senior  Vice
                                    President-Comm/Data Business 2003 to present.

T. F. Dowd                 59       Employed  by Company in 1997;  Vice  President,  Secretary  and        1997
                                    General Counsel 1997 to present.

L. R. Giglio               48       Employed by Company in 1978;  District Vice  President  1995 to        2002
                                    2001; Vice  President-Investment  and Inventory Management 2001
                                    to 2002; Senior Vice President-Operations 2002 to present.

T. S. Gurganous            53       Employed by Company in 1973;  District Vice  President  1995 to        1995
                                    2001; Group Vice President 2001 to present.

J. H. Hinshaw              58       Employed  by Company in May 2000;  Senior  Vice  President  and        2000
                                    Chief  Financial  Officer 2000 to present;  Vice  President and
                                    Treasurer,  Monsanto  Company  1984 to 1999.  Ms.  Hinshaw is a
                                    director of Insituform Technologies, Inc. and IPSCO, Inc.

G. D. Hodges               60       Employed by Company in 1963;  District Vice  President  1995 to        2000
                                    2001; Group Vice President 2001 to present.



                                     3


                                                                                                         YEAR IN
                                                                                                          WHICH
                                                                                                         BECAME A
NAME                       AGE                    BUSINESS EXPERIENCE LAST FIVE YEARS                    DIRECTOR
----                       ---                    -----------------------------------                    --------

R. D. Offenbacher          52       Employed by Company in 1968;  District Vice  President  1995 to        1994
                                    2001; Group Vice President 2001 to present.

R. A. Reynolds, Jr.        54       Employed by Company in 1972;  Senior  Vice  President-Comm/Data        1993
                                    Business  1995 to July 2000;  Senior Vice  President-Electrical
                                    Business July 2000;  President and Chief Executive Officer July
                                    2000 to present; Chairman of the Board 2001 to present.

K. B. Sparks               57       Employed by Company in 1968;  District Vice  President  1995 to        2001
                                    2001; Group Vice President 2001 to present.

C. R. Udell                58       Employed   by  Company  in  1965;   Vice   President-Electrical        1996
                                    Marketing  1993  to  2000;  Senior  Vice   President-Electrical
                                    Business   2000  to  2001;   Senior   Vice   President-Business
                                    Management  2001  to  2003;  Senior  Vice  President-Electrical
                                    Business 2003 to present.

J. F. Van Pelt             64       Employed  by Company in 1985;  Vice  President-Human  Resources        1986
                                    1986 to present.

COMMITTEES

         The Company has an Audit Committee, which met six times in 2002, and a Compensation Committee, which met eleven times in 2002. The Company has no nominating committee.

         Messrs. Cole, Hodges, Loff and Sparks are the current members of the Audit Committee. The Audit Committee is governed by a written charter approved by the Board of Directors. The Audit Committee and the Board of Directors review and assess the adequacy of the charter at least annually. The members of the Audit Committee are not independent within the definition of independence in the listing standards of the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers because they are employees of the Company.

         Ms. Hinshaw and Messrs. DeSousa, Giglio, Udell, Van Pelt and J. H. Kipper, who is Vice President and Comptroller, and K. M. Mazzarella, who is Vice President-Strategic Planning, currently serve on the Compensation Committee that, in consultation with independent compensation specialists, reviews the Company's compensation policy and makes recommendations to the President and the Board of Directors with respect to program changes.

BOARD AND COMMITTEE ATTENDANCE

         The Board of Directors met five times in 2002. All incumbent directors attended more than 75% of the total number of meetings of the Board and all committees of which they were members.

DIRECTOR COMPENSATION

         Directors are paid a meeting fee of $300 for each regular Board meeting attended.

REPORT OF THE AUDIT COMMITTEE

         The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles used, the reasonableness of the significant judgments made and the clarity of the disclosures contained in the financial statements.

         The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under SAS 61 (Codification of Statements on Auditing Standards), as modified and supplemented. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures and letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has considered the compatibility of non-audit services with the auditors' independence.

         The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

         In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Board approved such inclusion.

         J. C. Loff, Chairman
         R. A. Cole
         G. D. Hodges
         K. B. Sparks

                           EXECUTIVE COMPENSATION

GENERAL

            The following table summarizes the total compensation of the Chairman of the Board, President and Chief Executive Officer and the four other most highly compensated executive officers of the Company for fiscal year 2002, as well as the total compensation paid to each such individual for the Company's two previous fiscal years.

                                              SUMMARY COMPENSATION TABLE

                                                                Annual Compensation
       Name and Principal                             ----------------------------------------       All Other (3)
            Position                     Year             Salary(1)           Bonus(1)(2)            Compensation
---------------------------------     ------------    ------------------- --------------------    -------------------
R. A. Reynolds, Jr.,                     2002              $433,440            $128,298                  $     0
Chairman of the Board,                   2001               381,600             137,376                        0
President and                            2000               273,308             301,235                   45,067
Chief Executive Officer

J. H. Hinshaw,                           2002              $237,490            $ 57,117                  $     0
Senior Vice President and                2001               221,000              64,643                        0
Chief Financial Officer (4)              2000               136,000             132,600                   13,600

C. R. Udell,                             2002              $209,628            $ 50,415                  $     0
Senior Vice President-                   2001               189,212              55,345                        0
Electrical Business                      2000               168,777             157,079                   28,720

D. E. DeSousa,                           2002              $208,366            $ 50,112                  $     0
Senior Vice President-                   2001               187,448              54,829                        0
Comm/Data Business                       2000               133,698             118,662                   19,255

J. F. Van Pelt,                          2002              $206,340            $ 49,625                  $     0
Vice President-                          2001               192,828              56,402                        0
Human Resources                          2000               178,548             160,694                   31,832

(1) Includes amounts accrued and deferred pursuant to deferred compensation agreements with certain employees who were not eligible to participate in the employee contribution portion of the Profit Sharing and Savings Plan. These agreements provide for deferral of from 2% to 15% of salary in 1999, 2000, 2001 and 2002 and 2% to 25% of bonus payments in 1999,
     2000, 2001 and 2002. Payment of sums deferred will generally be made in five or ten annual installments commencing on retirement or in a lump sum on termination of service other than by retirement. Interest is credited to sums deferred at the rate applicable to the fixed income account of the Profit Sharing and Savings Plan at the end of each calendar quarter.


                                     6



(2) Bonus paid on March 15th each year under the Company's Management Incentive Plan with respect to services rendered during the prior year. The Company's Management Incentive Plan covers all officers of the Company and other management employees. In accordance with this Plan, each participant has a guideline incentive, ranging from 20% to 80% of base salary. This guideline is subject to a year-end adjustment based on performance against Plan goals. The adjustments are based on objective measurements, such as sales, gross margin and net profits, but may be varied at the discretion of the president and group vice presidents. Participants may earn a maximum of 150% of the applicable guideline.

(3) Profit sharing contributions accrued for the years indicated. The profit sharing contribution for 2000 was made on April 2, 2001. There was no profit sharing contribution for 2001 or 2002. Contributions by the Company under the Profit Sharing and Savings Plan are made at the discretion of the Board of Directors for eligible employees and, subject to certain exceptions, are made in proportion to their annual compensation. Except as otherwise provided in the Profit Sharing and Savings Plan and the related Trust Agreement, the monies held in trust thereunder are paid to employees upon termination of employment for any reason including their retirement or, in the event of their death prior to the complete distribution of their interests, are paid to their estates or designated beneficiaries. In addition, the column headed "All Other Compensation" also includes payments made to the deferred compensation accounts of the respective individuals based on contribution limitations contained in Sections 401 and 415 of the Internal Revenue Code.

(4)  Employment commenced May 1, 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         At December 31, 2002, the members of the Compensation Committee were Ms. Hinshaw, Ms. Mazzarella and Messrs. DeSousa, Giglio, Kipper, Udell and Van Pelt, all of whom were officers and employees of the Company and, with the exception of Ms. Mazzarella and Mr. Kipper, were directors.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee establishes the general compensation policies of the Company and makes specific recommendations to the Board of Directors with respect to such policies and compensation, including the chief executive officer's salary.

         The chief executive officer's salary and salary range, as well as the salaries and ranges for all other employees, including those officers identified in the Summary Compensation Table, are established in consultation with retained professional compensation consultants after consideration of data developed by the Company's Human Resources Department. The data examined includes information collected from federal and state agencies, trade associations, compensation specialists, employment consultants and marketplace observations.

         The chief executive officer's bonus, as well as bonuses for all other exempt employees including those listed in the Summary Compensation Table, are determined by reference to the Management Incentive Plan which has been an integral part of the Company's compensation practice for over twenty-five years. The Plan provides that employees can earn as much as 30% of salary as a bonus at the lower end of the exempt salary scale to 120% of salary as a bonus at the level of president and chief executive officer. The specific bonus level is determined by each operating unit's performance measured against objectives established at the beginning of each year. The chief executive officer's bonus, as well as the bonuses of the other officers named in the Summary Compensation Table, are determined by aggregating the performance of all operating units and measuring this total against the aggregated objectives. Performance measures included in the Plan are a percentage of budget attainment (for sales, gross margin and net profit) and return on sales.

         J. F. Van Pelt, Chairman
         D. E. DeSousa
         L. R. Giglio
         J. H. Hinshaw
         J. H. Kipper
         K. M. Mazzarella
         C. R. Udell

PENSION PLAN

         The Company has a qualified defined benefit pension plan covering all eligible employees. Employees become fully vested after 5 years of service. Generally, employees may retire and begin receiving pensions at the age of 65, or earlier under the following conditions: at age 55 with 20 years or more of Company service, at age 50 with 25 years of Company service or any age with 30 years of Company service under the plan.

         The following table sets forth annual benefits which would become payable under the Company's pension plan or supplemental benefits plan based on certain assumptions as to covered compensation and years of Company service without giving effect to any applicable Social Security offset.


                                                PENSION PLAN TABLE

                                                              Years of Service
  Covered                ----------------------------------------------------------------------------------------
Compensation                20              25               30              35              40             45
------------                --              --               --              --              --             --
$  300,000               $ 60,000        $ 75,000         $ 90,000        $105,000        $120,000       $135,000
$  400,000               $ 80,000        $100,000         $120,000        $140,000        $160,000       $180,000
$  600,000               $120,000        $150,000         $180,000        $210,000        $240,000       $270,000
$  800,000               $160,000        $200,000         $240,000        $280,000        $320,000       $360,000
$1,000,000               $200,000        $250,000         $300,000        $350,000        $400,000       $450,000
$1,200,000               $240,000        $300,000         $360,000        $420,000        $480,000       $540,000

         An employee's annual pension income is based on the employee's average covered compensation during the sixty consecutive months preceding retirement in which earnings were highest, multiplied by one percent for each year of Company service and offset by an amount which cannot exceed limitations imposed by the Internal Revenue Code. As of December 31, 2002, the years of credited service for the executive officers named in the Summary Compensation Table were as follows: R. A. Reynolds, Jr. (30), J. H. Hinshaw (2), C. R. Udell (37), D. E. DeSousa (22), and J. F. Van Pelt (17). The amounts of salary and bonus in the Summary Compensation Table are substantially equivalent to covered compensation under the plan. To the extent that annual benefits exceed limitations imposed by the Internal Revenue Code of 1986, as amended, such benefits will be paid out of the general revenues of the Company by means of a supplemental benefits plan.

COMPANY PERFORMANCE

         The following graph shows a five-year comparison of cumulative total returns for the Company, the Standard & Poor's 500 Composite Stock Index and a Comparable Company Index of companies selected by the Company as being representative of the Company's line of business. The companies included in the Comparable Company Index are Anixter International Inc., Applied Industrial Technologies, Inc., Building Materials Holding Corporation, W. W. Grainger, Inc., Hughes Supply, Inc., Noland Company, Owens & Minor, Inc., Park-Ohio Holdings Corp., SCP Pool Corporation and Watsco, Inc. The market value of Graybar stock, in the absence of a public market, assumes continuation of the Company's practice of repurchasing offered securities at $20.00 per share.

                                  [GRAPH]

-------------------------------------------------------------------------------------------------------------------
                                            1997        1998         1999        2000         2001         2002
-------------------------------------------------------------------------------------------------------------------
Graybar Electric Company, Inc.            $100.00      $120.78     $139.55      $161.25      $186.32     $205.55
-------------------------------------------------------------------------------------------------------------------
S&P 500 Index                             $100.00      $128.58     $155.64      $141.47      $124.65     $ 97.10
-------------------------------------------------------------------------------------------------------------------
Comparable Company Index                  $100.00      $ 91.47     $ 94.08      $ 87.61      $114.84     $117.89
-------------------------------------------------------------------------------------------------------------------

         Assumes $100 invested on December 31, 1997 and reinvestment of dividends (including the $1.10 cash dividend paid by the Company on January 2, 1998).

                   RELATIONSHIP WITH INDEPENDENT AUDITORS

         Ernst & Young LLP audited the financial statements of the Company and its subsidiaries in 2002 and will be considered for reappointment by the Board of Directors in June 2003. No representative of Ernst & Young LLP is expected to attend the Annual Meeting of Shareholders.

         The fees billed to the Company by Ernst & Young LLP with respect to the year 2002 were as follows:

                  Annual Audit Fees...............................$  336,000
                  All Other Fees:
                           Other Audit Related Fees...............$  343,800
                           Other Non-Audit Fees...................   487,000
                                                                  ----------
                  Total All Other Fees                            $  830,800
                  Total Fees......................................$1,166,800

         The annual audit fees include amounts billed for the audit of the Company's annual consolidated financial statements for the year 2002 and the timely review of the financial statements included in the Forms 10-Q filed by the Company during the year. Other audit related fees include assessment of internal accounting controls related to the Company's Enterprise Resource Planning project, international statutory audit requirements and audits of the Company's employee benefit plans. Fees billed for other non-audit services primarily include consulting on tax compliance and planning. It is expected that Ernst & Young LLP will provide similar non-audit services during the year 2003. The Audit Committee has considered and concluded that the provision of the non-audit services is compatible with maintaining the independence of Ernst & Young LLP.

                                MISCELLANEOUS

         Effective October 1, 2002, the Company renewed insurance from the Federal Insurance Company (a member of the Chubb Group), a portion of which insures employees including directors and officers against liabilities imposed on them as a result of their employment with the Company at an annual cost to the Company through September 30, 2003 of $129,755.

         The management of the Company knows of no other matters to be brought before the meeting.

                     By Order of the Board of Directors

                               THOMAS F. DOWD
                                  Secretary
May 12, 2003

         A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR 2002 WILL BE MADE AVAILABLE UPON WRITTEN REQUEST ADDRESSED TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

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

                                  APPENDIX


On page 9, the Total Shareholders' Returns Graph is being transmitted in a format which can be processed by EDGAR.